Exhibit 11 - Computation of Earnings Per Share

                                                  3 MONTHS ENDED
                                                     MARCH 31,
Primary:                                       1997               1996
                                            ----------         ----------
Weighted average shares outstanding          4,520,622          4,352,273
Net effect of dilutive stock
   options - based on the
   treasury stock method using
   average market price                        149,873            272,085
                                            ----------         ----------
Totals                                       4,670,495          4,624,358

Net Income                                  $  439,373         $  283,881
                                            ==========         ==========
Net Income Per Share                        $     0.09         $     0.06
                                            ==========         ==========

All shares outstanding have been restated to give effect to the 5-for-4 stock splits declared and paid during September 1995 and June 1996.